EXHIBIT 99.1
                                                                    ------------


              ARIAD Reports Second Quarter 2006 Results;
             Key Milestones Achieved in First Half of Year

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 8, 2006--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced financial results for the quarter ended June 30, 2006 and provided an update on progress towards achievement of 2006 goals.
    "Based on the positive Phase 2 efficacy data announced earlier this year, our lead product candidate, the potent mTOR inhibitor, AP23573, is set to enter a global Phase 3 clinical trial in patients with advanced sarcomas," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "We have chosen a clinical setting for this trial in which patients will receive AP23573 after a favorable response to first or second-line chemotherapy - a period during which patients generally do not receive any treatment. Our registration strategy is designed to achieve early market entry and a broad clinical indication for AP23573 in soft-tissue and bone sarcomas by addressing a major unmet medical need. This protocol will evaluate a new treatment paradigm for oncologists - maintenance therapy with AP23573, which may also be applicable to many other difficult-to-treat solid tumors."

    Financial Highlights

    For the quarter ended June 30, 2006, the Company reported a net loss of $17.0 million, or $0.27 per share, as compared to $14.1 million, or $0.27 per share, for the quarter ended June 30, 2005. The increase in net loss for the quarter is due primarily to higher expenses resulting from the Company's litigation against Eli Lilly and Company, which resulted in a favorable jury verdict for the Company in May 2006, and the adoption of new accounting requirements related to stock options and other share-based payments. For the six months ended June 30, 2006, cash used in operations was $27.4 million, consistent with the Company's guidance for 2006 of $53 million to $56 million.
    The Company ended the second quarter 2006 with $54.3 million in cash, cash equivalents and marketable securities, compared with $81.5 million at the end of 2005.

    Corporate and Development Highlights

    Thus far, this year, the Company has made substantial progress toward achievement of its corporate goals for 2006. Key accomplishments include:

    -- Announced positive efficacy data on AP23573 in soft-tissue and bone sarcomas at the American Society of Clinical Oncology meeting in June. AP23573 demonstrated efficacy and was well tolerated as a single agent in a multi-center Phase 2 trial in metastatic and/or unresectable soft-tissue and bone sarcomas. The primary end-point of the trial - evidenced by clinical-benefit response rates - was achieved in the three most prevalent types of sarcoma. Treatment with AP23573 more than doubled progression-free survival when compared to historical control data published by the European Organization for Research and Treatment of Cancer (EORTC).

    -- Provided an overview of plans for the randomized, worldwide Phase 3 clinical trial to be used for global registration of oral AP23573 in patients with advanced sarcomas. The Phase 3 trial design is based on the promising results achieved in the Phase 2 trial, and the goal will be to prolong progression-free survival and overall survival for these patients. The Company expects to provide additional details regarding the trial design and to launch the trial in 4Q06, and to begin patient enrollment at multiple leading sarcoma centers in 1Q07.

    -- Completed patient enrollment in the first stage of the two-stage Phase 2 clinical trial of AP23573 as a single agent in patients with recurrent or persistent endometrial cancer and disease progression.

    -- Received a favorable verdict in May from the jury in the United States District Court (the "Court") for the District of Massachusetts in the lawsuit against Eli Lilly and Company ("Lilly"), alleging infringement of our pioneering U.S. patent covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. A separate trial, or bench trial, commenced before the judge on August 7, 2006 on certain defenses asserted by Lilly relating to the validity and enforceability of the claims of the patent, which must be addressed before the Court enters a final judgment in this lawsuit.

    -- Presented data from several studies on preclinical product candidates at the American Association for Cancer Research annual meeting. These studies demonstrated broad anti-cancer activity of ARIAD's oncogenic kinase inhibitors and bone-targeted mTOR inhibitors - promising, new molecularly targeted oncology therapies. The Company expects to designate its next development candidate from these programs later this year.

    Dr. Berger added, "We have achieved all of our key milestones so far this year, while prudently managing our financial resources. This progress positions us well to deliver on our remaining objectives in the second half of 2006 and beyond and to complete an ex-U.S. partnership for AP23573 - our highest business priority. We are particularly gratified by the jury verdict we received this quarter in the NF-(kappa)B trial against Lilly, and while Lilly has the right to challenge the verdict in the trial court and on appeal, we are confident that we will prevail."

    Upcoming Scientific Meetings

    ARIAD expects to have presentations at the following meetings:

    -- 5th International Congress on Targeted Therapies in Cancer, New York, New York, August 25 to 27, 2006.

    -- 4th Annual Symposium on Anti-angiogenesis: New Frontiers in Therapeutic Development, Boston, Massachusetts, October 16 to 17, 2006.

    -- 12th Annual Connective Tissue Oncology Society (CTOS) Meeting, Venice, Italy, November 2 to 4, 2006.

    -- 18th EORTC-NCI-AACR (ANE) Symposium on Molecular Targets and Cancer Therapeutics, Prague, Czech Republic, November 7 to 10, 2006.

    -- 48th American Society of Hematology Annual Meeting, Orlando, Florida, December 9 to 12, 2006.

    Upcoming Investor Meetings

    ARIAD management will present updated overviews of the Company's progress and plans at several investor conferences, including the following:

    -- Bear Stearns 19th Annual Healthcare Conference, New York, New York, September 11 to 12, 2006.

    --  ThinkEquity Partners 4th Annual Growth Conference, San
        Francisco, California, September 11 to 14, 2006.

    -- Credit Suisse 2006 Healthcare Conference, Phoenix, Arizona, November 15 to 17, 2006.

    -- Lazard Capital Markets 3rd Annual Life Sciences Conference, New York, New York, November 28 to 29, 2006.

    Today's Conference Call Reminder

    ARIAD will hold a live webcast of its quarterly conference call today at 7:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company's Web site at http://www.ariad.com/investor. The call can be accessed by dialing 866-356-4281 (domestic) or 617-597-5395 (international) five minutes prior to the start time and providing the passcode 96641869. A replay of the call will be available on the ARIAD Web site approximately two hours after completion of the call and will be archived for two weeks.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the Web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, including the Phase 3 pivotal trial described in this press release, risks and uncertainties that clinical trial results at any phase of development, including the results of the Phase 2 trial in advanced sarcomas described in this press release, may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings, litigation, prosecution and re-examination proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands,
 except share and
 per share data
                       Three Months Ended         Six Months Ended
                           June 30,                   June 30,
                   ------------------------   ------------------------
                       2006         2005          2006         2005
                   -----------  -----------   -----------  -----------
                         (Unaudited)                (Unaudited)




Total license
 revenue           $      229   $      350   $      458   $      654
                   -----------  -----------  -----------  -----------

Operating
 expenses:
   Research and
    development        10,144       12,093       21,818       22,747
   General and
    administrative      7,531        2,600       11,987        4,916
                   -----------  -----------  -----------  -----------
       Total
        operating
        expenses       17,675       14,693       33,805       27,663
                   -----------  -----------  -----------  -----------

Other income, net         450          260          993          580
                   -----------  -----------  -----------  -----------
Net loss           $  (16,996)  $  (14,083)  $  (32,354)  $  (26,429)
                   -----------  -----------  -----------  -----------
                   -----------  -----------  -----------  -----------
Net loss per
 common share
(basic and
 diluted)          $     (.27)  $     (.27)  $     (.52)  $     (.50)
                   -----------  -----------  -----------  -----------
                   -----------  -----------  -----------  -----------
Weighted average
 number of shares
 of common stock
 outstanding
(basic and
 diluted)          62,093,353   52,901,275   61,827,494   52,854,653


           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION


In thousands                                     June 30  December 31,
                                                   2006       2005
                                             ------------ ------------
                                               (Unaudited)

Cash, cash equivalents and marketable
 securities                                  $    54,329  $    81,516
Total assets                                 $    68,538  $    96,174
Total liabilities                            $    25,883  $    24,796
Stockholders' equity                         $    42,655  $    71,378


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward Fitzgerald (Investors)
             617-621-2345
             or
             Andrea Johnston (Media)
             Pure Communications
             910-616-5858